As filed with the Securities and Exchange Commission on June 24, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apache Corporation

(Exact name of registrant as specified in its charter)

Delaware	41-0747868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Post Oak Central 2000 Post Oak Boulevard, Suite 100 Houston, Texas	77056-4400
(Address of principal executive offices)	(Zip Code)

APACHE CORPORATION

2016 OMNIBUS COMPENSATION PLAN

(Full title of the plan)

P. Anthony Lannie

Executive Vice President and General Counsel

Apache Corporation

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(Name and address of agent for service)

(713) 296-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $0.625 per share	36,668,000 shares	$54.01	$1,980,438,680	$199,431

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional shares of Common Stock which become issuable pursuant to the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction. Includes 25,500,000 shares authorized for issuance under the Apache Corporation 2016 Omnibus Compensation Plan (the “2016 Plan”) and up to 11,168,000 shares previously registered for issuance under the Apache Corporation 2011 Omnibus Equity Compensation Plan (the “Prior Plan”). All of the shares being registered hereunder relating to the Prior Plan are currently the subject of outstanding awards under the Prior Plan and will only become available for grant under the 2016 Plan to the extent such shares, on or after the effective date of the 2016 Plan, cease for any reason to be subject to such awards, other than as a result of the exercise or settlement of such awards or the related tax withholding obligations.
(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for June 17, 2016.

INTRODUCTION

This registration statement on Form S-8 (the “Registration Statement”) is being filed by the registrant, Apache Corporation (“Apache” or the “Registrant”), for the purpose of registering 36,668,000 shares of common stock, par value $0.625 per share (“Apache Common Stock”), for issuance under the terms of the Apache Corporation 2016 Omnibus Compensation Plan (the “2016 Plan”). The shares being registered on this Registration Statement reflect (1) 25,500,000 shares of Apache Common Stock plus (2) an additional 11,168,000 shares of Apache Common Stock, representing the number of shares of Apache Common Stock subject to outstanding awards under the Prior Plan that will become available for grant under the 2016 Plan to the extent that such shares, on or after the effective date of the 2016 Plan, cease for any reason to be subject to such awards, other than as a result of the exercise or settlement of such awards or the related tax withholding obligations. Such 36,668,000 shares of Apache Common Stock have been reserved and authorized for issuance from Apache’s authorized and unissued capital stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Apache shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, Apache shall furnish to the SEC or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Apache with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), SEC File No. 001-04300, are incorporated by reference into this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016.

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 6, 2016.

(3)	Current Reports on Form 8-K, filed with the SEC on February 9, 2016, and May 16, 2016.

(4)	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The descriptions set forth below of the Apache Common Stock and the preferred stock constitute brief summaries of certain provisions of Apache’s Restated Certificate of Incorporation and Apache’s Bylaws, and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.

Apache Common Stock

All outstanding shares of Apache Common Stock are fully paid and nonassessable, and all holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Currently, the Board of Directors of Apache is classified into three groups of approximately equal size; however, upon the completion of a transition period commencing with the 2016 annual meeting of stockholders and concluding with the 2018 annual meeting, the classified structure will be eliminated and the entire Board of Directors will be elected on an annual basis. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. Apache Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Apache Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

The currently outstanding shares of Apache Common Stock are listed on the New York Stock Exchange and the Chicago Stock Exchange and quoted on the NASDAQ National Market.

Apache typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar.

Preferred Stock

General

Apache has ten million shares of no par preferred stock authorized, of which 100,000 shares have been designated Series A Junior Participating Preferred Stock (“Series A Preferred Stock”). The remaining shares of preferred stock are undesignated. Additional shares of preferred stock may be authorized for issuance and issued by the Board of Directors with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof (including conversion into or exchange for Apache Common Stock or other securities of Apache or its subsidiaries), as may be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors providing for the issuance of such preferred stock.

Series A

In December 1995, Apache declared a dividend of one right (a “Right”) for each 2.31 shares (adjusted for subsequent stock dividends and a two-for-one stock split) of Apache common stock outstanding on January 31, 1996. Each full Right entitled the registered holder to purchase from Apache one ten-thousandth (1/10,000) of a share of Series A Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights were originally scheduled to expire on January 31, 2006. Effective as of that date, the Rights were reset to one right per share of common stock and the expiration was extended to January 31, 2016.

On February 5, 2014, Apache’s Board of Directors voted to terminate Apache’s stockholder rights plan. As a result of this decision, the Board approved an amendment to the Rights Agreement that had the effect of terminating the Rights. The Amendment accelerated the expiration of Apache’s rights from January 31, 2016, to the close of business on March 7, 2014, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the rights distributed to holders of Apache’s common stock pursuant to the Rights Agreement expired. As no shares of Series A Preferred Stock were issued pursuant to the Rights Agreement, the shares of Series A Preferred Stock previously reserved for issuance under the Rights Agreement remain authorized but unissued shares.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Apache’s restated certificate of incorporation and bylaws provide that, to the full extent permitted under the Delaware General Corporation Law, Apache’s directors shall not be personally liable for monetary damages. Apache’s bylaws provide that Apache shall indemnify its officers, directors, employees and agents.

Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring its and its subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Article VII of Apache’s bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the Delaware General Corporation Law. Additionally, Article Seventeen of Apache’s restated certificate of incorporation eliminates in specified circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to Apache or its stockholders;

•	for acts or omissions by the director not in good faith;

•	for acts or omissions by a director involving intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law, which relates to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law; and

•	for transactions from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of Registrant, dated September 19, 2013, as filed with the Secretary of State of Delaware on September 19, 2013 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed September 20, 2013, SEC File No. 001-4300).

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Registrant, dated May 14, 2015, as filed with the Secretary of State of Delaware on May 14, 2015 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed May 20, 2015, SEC File No. 001-4300).

3.3	Bylaws of Registrant, as amended February 3, 2016, (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed February 9, 2016, SEC File No. 001-4300).

4.1	Form of Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, SEC File No. 001-4300).

*5.1	Opinion of Bracewell LLP regarding legality of securities being registered.

10.1	Apache Corporation 2016 Omnibus Compensation Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed May 16, 2016, SEC File No. 001-4300).

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Bracewell LLP (contained in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas.

APACHE CORPORATION

Date: June 24, 2016.	By:	/s/ John J. Christmann IV
John J. Christmann IV
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John J. Christmann IV, Stephen J. Riney, Rebecca A. Hoyt, and P. Anthony Lannie, and each of them, any of whom may act without joinder of the others, his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including any and all post-effective amendments, and to file the same with all exhibits thereto and other documents necessary or advisable in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Christmann IV John J. Christmann IV	Director, Chief Executive Officer and President (principal executive officer)	June 24, 2016

/s/ Stephen J. Riney Stephen J. Riney	Executive Vice President and Chief Financial Officer (principal financial officer)	June 24, 2016

/s/ Rebecca A. Hoyt Rebecca A. Hoyt	Senior Vice President, Chief Accounting Officer and Controller (principal accounting officer)	June 24, 2016

Signature	Title	Date

/s/ Annell R. Bay Annell R. Bay	Director	June 24, 2016

/s/ Chansoo Joung Chansoo Joung	Director	June 24, 2016

/s/ George D. Lawrence George D. Lawrence	Director	June 24, 2016

/s/ John E. Lowe John E. Lowe	Director	June 24, 2016

/s/ William C. Montgomery William C. Montgomery	Director	June 24, 2016

/s/ Amy H. Nelson Amy H. Nelson	Director	June 24, 2016

/s/ Rodman D. Patton Rodman D. Patton	Director	June 24, 2016

/s/ Charles J. Pitman Charles J. Pitman	Director	June 24, 2016

/s/ Daniel W. Rabun Daniel W. Rabun	Director	June 24, 2016

/s/ Peter A. Ragauss Peter A. Ragauss	Director	June 24, 2016

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of Registrant, dated September 19, 2013, as filed with the Secretary of State of Delaware on September 19, 2013 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed September 20, 2013, SEC File No. 001-4300).

3.2	Certificate of Amendment of Restated Certificate of Incorporation of Registrant, dated May 14, 2015, as filed with the Secretary of State of Delaware on May 14, 2015 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed May 20, 2015, SEC File No. 001-4300).

3.3	Bylaws of Registrant, as amended February 3, 2016, (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed February 9, 2016, SEC File No. 001-4300).

4.1	Form of Certificate for Registrant’s Common Stock (incorporated by reference to Exhibit 4.1 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, SEC File No. 001-4300).

*5.1	Opinion of Bracewell LLP regarding legality of securities being registered.

10.1	Apache Corporation 2016 Omnibus Compensation Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed May 16, 2016, SEC File No. 001-4300).

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Ryder Scott Company, L.P.

*23.3	Consent of Bracewell LLP (contained in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page).

*	Filed herewith.